As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELPHI AUTOMOTIVE PLC

(Exact Name of Registrant as Specified in Its Charter)

Jersey	3714	98-1029562
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Courtney Road Hoath Way Gillingham, Kent ME8 0RU United Kingdom 011-44-163-423-4422

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

KEVIN P. CLARK

Senior Vice President and Chief Financial

Officer

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, MI 48098

(248) 813-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

David M. Sherbin Senior Vice President, General Counsel, Secretary and Chief Compliance Officer c/o Delphi Automotive Systems, LLC 5725 Delphi Drive Troy, MI 48098 (248) 813-2000	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Ordinary Shares, par value $0.01 per share	211,097,013	$30.73	$6,487,011,209.49	$743,411.48

(1)	The shares will be offered for resale by selling shareholders pursuant to the shelf prospectus contained herein. Pursuant to Rule 429, this amount does not include the 90,470,573 ordinary shares that were registered for resale pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-179282) filed on February 1, 2012, which such shares are included in the combined Prospectus that forms a part of this Registration Statement.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on an average of the high and low reported sales prices of the Registrant’s ordinary shares, as reported on The New York Stock Exchange on April 25, 2012, of $30.95 and $30.50.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus relating to this Registration Statement and Registration Statement No. 333-179282, previously filed by the Registrant on Form S-1 on February 1, 2012 and declared effective February 8, 2012 (the “February resale shelf”), which related to the resale of up to 90,470,573 ordinary shares of the Registrant from time to time by the selling shareholders named therein. This Registration Statement, which is a new registration statement, combines 32,375,431 unsold shares from the February resale shelf with an additional 211,097,013 shares registered hereby for resale by the selling shareholders named in the Prospectus. Pursuant to Rule 429, this Registration Statement also constitutes Post-Effective Amendment No. 1 on Form S-1 to Registration Statement 333-179282, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated May 1, 2012.

243,472,444 SHARES

DELPHI AUTOMOTIVE PLC

Ordinary Shares

Pursuant to this prospectus, the selling shareholders are permitted to offer ordinary shares from time to time if and to the extent as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. If any shares are sold, the selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.

This prospectus relates to the resale of up to an aggregate of 243,472,444 ordinary shares of Delphi Automotive PLC by the selling shareholders (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. The selling shareholders (or their affiliates or other predecessors-in-interest) acquired the ordinary shares in an exchange for their membership interests in Delphi Automotive LLP immediately prior to the completion of the initial public offering of Delphi Automotive PLC on November 22, 2011. Delphi Automotive PLC is registering the offer and sale of ordinary shares hereby pursuant to a registration rights agreement. Of such shares, 32,375,431 have been released from lock-up restrictions that went into effect in connection with the initial public offering, and the remaining 211,097,013 shares are expected to be released from lock-up restrictions to permit sales beginning on May 15, 2012.

Delphi Automotive PLC is not selling any ordinary shares pursuant to this prospectus and will not receive any of the proceeds from the sale of any ordinary shares to be sold by the selling shareholders.

The ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “DLPH.” On April 27, 2012, the last sale price of the ordinary shares as reported on the NYSE was $31.11 per share.

See “Risk Factors” beginning on page 3 in our Annual Report on Form 10-K for the year ended December 31, 2011 to read about factors you should consider before buying ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2012.

ABOUT THIS PROSPECTUS

In this prospectus, “Delphi,” the “Company,” the “Successor,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation and became a subsidiary of Delphi Automotive PLC on November 22, 2011 in connection with the Company’s initial public offering. The former Delphi Corporation and, as the context may require, its subsidiaries and affiliates, are referred to herein as the “Predecessor” or “Old Delphi”. As the context may require, references to “Delphi”, “the Company”, “us”, “we” and “our” may also include the Predecessor.

We and the selling shareholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares offered hereby.

The directors of the Company have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this prospectus, whether of facts or of opinion. All the directors accept responsibility accordingly.

A copy of this document has been delivered to the registrar of companies in Jersey in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and he has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of the ordinary shares. It must be distinctly understood that, in giving these consents, neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.

If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, lawyer, accountant or other financial advisor.

i

PROSPECTUS SUMMARY

This summary highlights the more detailed information contained elsewhere or incorporated by reference in this prospectus, and does not contain all of the information that you should consider before deciding to invest in our ordinary shares. You should read the entire prospectus carefully, including the documents incorporated by reference herein.

Our Company

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers and our customers include the largest automotive original equipment manufacturers (“OEMs”) in the world.

Our principal executive offices are located at Courtney Road, Hoath Way, Gillingham, Kent ME8 0RU, United Kingdom and our telephone number is 011-44-163-423-4422. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

Our internet address is www.delphi.com. Our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. The information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

Risks Affecting Us

Investing in our ordinary shares involves substantial risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, together with the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K, which is incorporated by reference herein.

THE OFFERING

Ordinary shares offered for resale by the selling shareholders	243,472,444 shares

Ordinary shares outstanding as of May 1, 2012	328,244,510 shares

Use of proceeds	We will not receive any proceeds from the sale of ordinary shares that may be sold by the selling shareholders from time to time pursuant to this prospectus.

Dividend policy	We have not paid dividends on our ordinary shares. To the extent we generate discretionary cash flow we may consider using this additional cash flow for, among other things, dividends on share capital.

NYSE listing	Our ordinary shares are listed on The New York Stock Exchange, or NYSE, under the symbol “DLPH”.

We are filing the shelf registration statement of which this prospectus forms a part to permit the resale of ordinary shares that were issued in exchange for Class B membership interests in Delphi Automotive LLP immediately prior to the completion of our initial public offering on November 22, 2011 (the “IPO” or the “initial public offering”), as required by a registration rights agreement that we entered into in connection therewith. Of such shares, 32,375,431 have been released from lock-up restrictions that went into effect in connection with the initial public offering, and the remaining 211,097,013 shares are expected to be released from lock-up restrictions to permit sales beginning on May 15, 2012.

Unless we specifically state otherwise, the information in this prospectus does not take into account:

•

Shares reserved for issuance pursuant to outstanding awards under our existing Management Value Creation Plan, or Value Creation Plan (which provides for issuances of equity and/or cash, at our option, to members of our management based on the “value” of the Company from the IPO to December 31, 2012, including the amounts used to repurchase membership interests of Delphi Automotive LLP prior to our initial public offering). We estimate that 7,289,896 shares would be reserved for issuance under the Value Creation Plan using the closing sale price of $31.11 on April 27, 2012 and based on the average closing sale price of the ordinary shares as reported on the NYSE from November 17, 2011, the date our ordinary shares were listed on the NYSE, through April 27, 2012. While we have reserved all such shares for potential issuance, we currently expect to settle a significant portion of such awards in cash instead of shares.

•	22,977,116 shares reserved for future issuance under our Long-Term Incentive Plan, including 1,923,708 shares reserved for issuance under outstanding awards.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should consider carefully the following information about these risks, and the other information included in this prospectus in its entirety before investing in our ordinary shares. Any of the risks we describe below could cause our business, financial condition and/or operating results to suffer. The market price of our ordinary shares could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Related to Our Ordinary Shares

Our ordinary shares may trade at a discount from the prices at which they are initially sold by the selling shareholders.

The selling shareholders may offer ordinary shares from time to time if and to the extent as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. These may not be indicative of prices that will prevail in the open market following their sale to you. Consequently, you may not be able to sell ordinary shares at prices equal to or greater than the price you paid for them.

The market price and trading volume of our ordinary shares may be volatile, which could result in rapid and substantial losses for our shareholders.

The market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the price of our ordinary shares, or result in fluctuations in the price or trading volume of our ordinary shares, include:

•	variations in our quarterly operating results;

•	failure to meet the market’s earnings expectations;

•	publication of research reports about us or the automotive parts industry, or the failure of securities analysts to cover our ordinary shares after this offering;

•	departures of key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	changes in market valuations of similar companies;

•

changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	litigation and governmental investigations; and

•	general market and economic conditions.

In the event of a drop in the market price of our ordinary shares, you could lose a substantial part or all of your investment in our ordinary shares. Consequently, you may not be able to sell our ordinary shares at prices equal to or greater than the price paid by you in the offering.

Provisions of our Articles of Association could delay or prevent a takeover of us by a third party.

Our Articles of Association could delay, defer or prevent a third party from acquiring us, despite any possible benefit to our shareholders, or otherwise adversely affect the price of our ordinary shares. For example, our amended Articles of Association will:

•	permit our Board of Directors to issue one or more series of preferred shares with rights and preferences designated by our board;

•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;

•	limit the ability of shareholders to remove directors without cause; and

•	require that all vacancies on our Board of Directors be filled by our directors.

These provisions may discourage potential takeover attempts, discourage bids for our ordinary shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, our ordinary shares. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our Board of Directors. See “Description of Share Capital” for additional information on the anti-takeover measures that may be applicable to us.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Securities research analysts publish their own annual and/or quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. Additionally, while we are covered by securities research analysts, if securities or industry analysts cease coverage of us at any time, the trading price of our shares and the trading volume could decline.

Future sales of ordinary shares by existing shareholders could depress the market price of our ordinary shares.

As of May 1, 2012, we have 328,244,510 ordinary shares outstanding, of which 24,078,827 ordinary shares became freely tradable in the public market following our initial public offering, subject to restrictions on such shares acquired by any of our affiliates. An additional 90,470,573 ordinary shares held by our pre-IPO shareholders (other than our directors) were registered for resale pursuant to a shelf registration statement (the “February resale shelf”) upon release of lock-up restrictions on February 14, 2012. As of April 30, 2012, 58,095,142 of such shares have been sold into the public market pursuant to the February resale shelf. Pursuant to this prospectus, the remaining 32,375,431 unsold shares from the February resale shelf are combined with an additional 211,097,013 shares held by our pre-IPO shareholders (other than our directors). In total, 243,472,444 ordinary shares may be sold into the public market pursuant to this combined prospectus. The remaining 2,598,097 shares held by our pre-IPO shareholders, including those held by our directors, are expected to become freely tradable upon expiration of the six month holding period under Rule 144 on May 22, 2012, subject to volume, notice and manner of sale restrictions for affiliates. See “Shares Eligible for Future Sale.”

The market price of our ordinary shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares or other securities.

The availability of ordinary shares for sale in the future could reduce the market price of our ordinary shares.

In the future, we may issue additional securities to raise capital. We may also acquire interests in other companies by using a combination of cash and our ordinary shares or just our ordinary shares. We may also issue securities convertible into our ordinary shares. Any of these events may dilute your ownership interest in our Company and have an adverse impact on the price of our ordinary shares. In addition, sales of a substantial amount of our ordinary shares in the public market, or the perception that these sales may occur, could reduce the market price of our ordinary shares. This could also impair our ability to raise additional capital through the sale of our securities.

We incur increased costs as a result of being a publicly traded corporation.

We have a limited history operating as a publicly traded corporation. As a publicly traded corporation, we incur additional legal, accounting and other expenses that we did not incur as a private company. This increase will be due to the increased accounting support services, filing annual and quarterly reports with the SEC, increased audit fees, investor relations, directors’ fees, directors’ and officers’ insurance, legal fees, stock exchange listing fees and registrar and transfer agent fees. In addition, we expect that complying with the rules and regulations implemented by the SEC and the NYSE will increase our legal and financial compliance costs and make activities more time-consuming and costly. In addition, we will incur additional costs associated with our publicly traded corporation reporting requirements.

The rights of shareholders of Jersey corporations differ in some respects from those of shareholders of U.S. corporations.

We are incorporated under the laws of Jersey. The rights of holders of ordinary shares are governed by Jersey law, including the Companies (Jersey) Law 1991, as amended, and by our Articles of Association. These rights differ in some respects from the rights of shareholders in corporations incorporated in the United States. See “Description of Share Capital—Comparison of United States and Jersey Corporate Law.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the exhibits included in the registration statement of which this prospectus forms a part, as well as other statements made by us contain forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; our ability to maintain contracts that are critical to our operations; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers, and our ability to attract and retain customers. Additional factors are discussed under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

USE OF PROCEEDS

Any of the ordinary shares that may be sold from time to time pursuant to this prospectus will be sold by the selling shareholders, and we will not receive any proceeds from the sale of such shares.

MARKET PRICES AND DIVIDEND POLICY

Our ordinary shares are listed on the NYSE under the symbol “DLPH.” Our ordinary shares have only been publicly traded since November 17, 2011 when our ordinary shares were listed and began trading on the NYSE.

The following table sets forth the high and low sales price per share of our ordinary shares, as reported by NYSE, from commencement of trading on November 17, 2011. As of April 27, 2012, there were approximately 229 shareholders of record of our ordinary shares.

	Price Range of Ordinary Shares
	High	Low
Period from November 17 through December 31, 2011	$22.89	$19.22
Period from January 1 through March 31, 2012	32.98	21.76
Period from April 1 through April 30, 2012	32.84	30.15

Delphi Automotive PLC has never declared or paid any cash dividends on its share capital. To the extent we generate discretionary cash flow we may consider using this additional cash flow for, among other things, dividends on share capital.

In October 2011, the Board of Managers of Delphi Automotive LLP approved a distribution of approximately $95 million, which was paid on December 5, 2011, principally in respect of taxes, to members who held membership interests as of the close of business on October 31, 2011.

CAPITALIZATION

The following table sets forth the cash and capitalization of Delphi Automotive PLC as of March 31, 2012. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Delphi Automotive PLC, including the accompanying notes thereto, incorporated by reference herein from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

March 31, 2012
(in millions)
Cash and cash equivalents	$1,412
Restricted cash	13
Debt:
Accounts receivable factoring	$53
Tranche A term loan due 2016	210
Tranche B term loan due 2017	772
5.875% senior notes due 2019	500
6.125% senior notes due 2021	500
Capital leases and other debt(1)	50

Total debt	$2,085

Total shareholders’ equity	$2,645

Total capitalization	$4,730

(1)	Capital leases and other debt is comprised of $36 million of short-term debt and $14 million of other long-term debt.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our ordinary shares as of April 30, 2012 by:

•	each person whom we know to own beneficially more than 5% of our ordinary shares;

•	each of the selling shareholders;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable within 60 days of April 30, 2012. The percentage of beneficial ownership for the following table is based on 328,244,510 ordinary shares outstanding. Unless otherwise indicated, the address for each listed shareholder is: c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, MI 48098.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares. Pursuant to Rule 13d-4 under the Exchange Act of 1934, as amended, the statements concerning voting and dispositive power concerning the ordinary shares included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such ordinary shares.

	Shares Beneficially Owned as of April 30, 2012		Number of Shares That May Be Offered for Resale
Name and Address of Beneficial Owner	Number	Percent
Executive Officers and Directors:
Rodney O’Neal (1)	—	—	—
Kevin P. Clark (1)	—	—	—
James A. Spencer (1)	—	—	—
Jeffrey J. Owens (1)	—	—	—
Kevin M. Butler (1)	—	—	—
Ronald M. Pirtle (2)	—	—	—
John A. Krol (3)	330,954	*	—
Gary L. Cowger (3)	165,479	*	—
Nicholas M. Donofrio (3)	165,637	*	—
Mark P. Frissora (3)	165,479	*	—
Rajiv L. Gupta (3)(4)	165,795	*	—
J. Randall MacDonald (3)	165,479	*	—
Sean O. Mahoney (3)	168,117	*	—
Michael McNamara (3)	165,479	*	—
Thomas W. Sidlik (3)	165,479	*	—
Bernd Wiedemann (3)	165,479	*	—
Lawrence A. Zimmerman (3)	165,875	*	—

Officers and executive directors as a group (25 persons)	1,989,252	*	—

	Shares Beneficially Owned as of April 30, 2012		Number of Shares That May Be Offered for Resale
Name and Address of Beneficial Owner	Number	Percent
5% Shareholders:
Paulson & Co. Inc. (5)	40,532,047	12.35%	40,532,047
Elliott Associates, L.P. (6)(7)	12,077,796	3.68%	12,077,796
Elliott International, L.P. (6)(7)	22,430,193	6.83%	22,430,193
Silver Point Capital LP – FSG (8)	23,905,866	7.28%	23,895,866
Oaktree Capital (9)	19,217,976	5.85%	19,217,976

Other Selling Shareholders:
3G Fund LP (10)	1,719,940	*	1,494,560
The Alden Funds (11)	4,778,475	1.46%	4,778,475
The Anchorage Funds (12)	4,870,194	1.48%	4,870,194
The Ares Management Funds (13)	3,578,270	1.09%	2,624,401
Barclays Capital Inc. (14)	731,993	*	731,993
Barclays Investment Holdings, Inc. (15)	1,781,566	*	1,431,566
The BBT Funds (16)	1,116,090	*	956,265
The Bennett Funds (17)	3,109,384	*	3,109,384
The BlackRock Funds (18)	7,816,768	2.38%	7,816,768
The Brigade Funds (19)	1,487,907	*	1,487,907
The CAI Funds (20)	808,131	*	621,178
The Centerbridge Funds (21)	10,392,443	3.17%	10,344,572
The Columbia Funds (22)	2,252,145	*	2,252,145
The Columbus Hill Funds (23)	1,718,676	*	1,542,676
Credit Suisse Securities (USA) LLC (24)	598,685	*	598,685
Deutsche Bank Securities Inc. (25)	786,564	*	786,564
Dupont Pension Trust (26)	387,470	*	387,470
Edoma Global Event Driven Master Fund (27)	593,973	*	261,033
The Fernwood Funds (28)	326,755	*	326,755
The Fidelity Funds (29)	6,823,478	2.08%	6,823,478
The Greenlight Funds (30)	8,194,685	2.50%	8,194,685
The Greywolf Funds (31)	9,320,948	2.84%	9,320,948
J.P. Morgan Securities LLC (32)	701,654	*	701,654
The Knighthead Funds (33)	1,457,930	*	1,457,930
Litespeed Master Fund, Ltd. (34)	333,681	*	333,681
The Lombard Odier Funds (35)	748,415	*	748,415
The Mason Funds (36)	1,341,777	*	1,341,777
Midtown Acquisitions L.P. (37)	5,490,779	1.67%	5,490,779
Monarch Master Funding, Ltd. (38)	2,092,939	*	2,092,939
Morgan Stanley & Co. LLC (39)	2,211,565	*	2,181,018
The Owl Creek Funds (40)	2,453,671	*	2,453,671
The Pentwater Capital Management Funds (41)	2,055,000	*	1,636,438
The Perry Funds (42)	5,223,344	1.59%	5,223,344
Pioneer Floating Rate Trust (43)	512,208	*	512,208
Redwood Master Fund, Ltd. (44)	1,720,600	*	1,720,600
The Riva Ridge Funds (45)	919,258	*	719,258
The Scoggin Funds (46)	762,198	*	762,198
Senator Global Opportunity Master Fund L.P. (47)	4,250,000	1.29%	4,250,000
Seneca Capital, L.P. (48)	1,405,017	*	1,405,017
SOF Investments, L.P. (49)	2,224,817	*	2,224,817
The Stonehill Funds (50)	2,000,000	*	2,000,000
Teak Hill Master Fund L.P. (51)	345,147	*	340,151
Third Point Loan LLC (52)	11,939,711	3.64%	11,939,711
The Troob Capital Management Funds (53)	779,205	*	779,205
UBS AG London Branch (54)	502,972	*	502,972
The Waterstone Funds (55)	326,939	*	326,939
York Global Finance 30 LLC (56)	1,139,042	*	1,139,042
Other Selling Shareholders (as a group) (57)	2,357,741	*	2,273,100

*	Denotes less than 1% of ordinary shares beneficially owned.

(1)	Members of our management participate in a Value Creation Plan that entitles them to shares based upon the value of our Company (including amounts used to repurchase membership interests of Delphi Automotive LLP prior to our initial public offering) through December 31, 2012 (subject to earlier vesting upon the occurrence of certain events). Because such shares are not issuable within 60 days, our management members are not deemed to have beneficial ownership of such shares in the table above. Using the closing sale price of $31.11 on April 27, 2012 and based on the average closing sale price of the ordinary shares as reported on the NYSE from November 17, 2011, the date our ordinary shares were listed on the NYSE, through April 27, 2012, Messrs. O’Neal, Clark, Spencer, Owens and Butler would be entitled to receive 1,154,978, 577,489, 244,995, 227,496 and 157,497 shares under the Value Creation Plan, respectively.

Each of our executive officers, including named executive officers who were employed by Delphi as of February 15, 2012, received restricted stock units (“RSUs”) that each represent a right to receive one ordinary share pursuant to the Long Term Incentive Plan. Of the RSUs held by the executive officers, 25% will vest ratably over three years beginning in February 2013 and 75% will vest based on Delphi’s performance through December 2014. Messrs. Spencer and Owens received an additional grant of RSUs that will cliff vest on February 15, 2015. Messrs. O’Neal, Clark, Spencer, Owens and Butler each received 284,360, 94,787, 117,298, 98,720 and 35,545 RSUs, respectively. Because such shares are not issuable within 60 days, our executive officers are not deemed to have beneficial ownership of such shares in the table above.

(2)	Mr. Pirtle ceased being an executive officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012.

(3)	Each of the non-employee directors received RSUs that each represent a right to receive one ordinary share pursuant to the Long Term Incentive Plan and will vest in full on June 13, 2012. Messrs. Krol, Mahoney, Zimmerman, Gupta and Donofrio were granted 7,915, 6,596, 4,354, 4,274 and 4,116 RSUs, respectively, and Messrs. MacDonald, McNamara, Cowger, Frissora, Sidlik and Wiedemann were each granted 3,958 RSUs.

(4)	Includes 32,304 ordinary shares held by certain members of Mr. Gupta’s family, to which Mr. Gupta disclaims beneficial ownership.

(5)	Represents shares held by various onshore and offshore investment funds and separately managed accounts, including HFR MA Strategic Master Trust, Institutional Benchmarks Series (Master Feeder) Limited Acting Solely in Respect of the Pleione Series, Paulson Advantage Master Ltd., Paulson Advantage Plus Master Ltd., Paulson Credit Opportunities Master Ltd., Paulson Enhanced Ltd., Paulson International Ltd., Paulson Partners LP, Paulson Partners Enhanced LP, Paulson Recovery Master Fund Ltd. and PP Opportunities Ltd. (collectively, the “Funds”), all of which are affiliated with and managed by Paulson & Co. Inc. (“Paulson”). Paulson is an investment advisor that is registered under the Investment Advisors Act of 1940. In its role as investment advisor, or manager of the Funds, Paulson possesses voting and/or investment power over the ordinary shares owned by the Funds. Because John Paulson is the President and sole Director of Paulson, he may be deemed to have voting and/or investment power over such shares. Except for the purpose of determining beneficial ownership under Section 13(d) of the Securities Exchange Act of 1934, as amended, John Paulson and Paulson disclaim beneficial ownership of such securities. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020. This information does not reflect trades that have not settled as of April 30, 2012.

(6)	Reflects ordinary shares held by DIP Holdco 5, LLC, a subsidiary of Elliott Associates, L.P. Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. Elliott Associates, L.P. has an address at 40 West 57th Street, 4th Floor, New York, New York 10019.

(7)	Reflects ordinary shares held by DIP Holdco 5, Ltd., a subsidiary of Elliott International, L.P. Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the sole general partner of Elliott International, L.P. In addition, Elliott International Capital Advisors Inc., the investment manager of Elliott International, L.P., which is controlled by Mr. Singer, has shared power with Elliott International, L.P. to vote and dispose of the shares owned by Elliott International, L.P. Elliott Associates, L.P. and Elliott International, L.P. are funds under common management. Elliott International, L.P. has an address at c/o Elliott Management Corporation, 40 West 57th Street, 4th Floor, New York, New York 10019.

(8)	Includes shares held by: (i) SPCP Group, LLC (“SPCP”), a wholly-owned subsidiary of Silver Point Capital Fund, L.P. (“Fund”) and Silver Point Capital Offshore Master Fund, L.P. (“Offshore Fund”); (ii) SP Auto, Ltd. (“SP Auto”), a wholly-owned subsidiary of the Offshore Fund; and (iii) SPCP Group III, LLC (“SPCP Group III”). Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Fund and the Offshore Fund, and as a result has sole voting and investment power over the shares held, directly or indirectly, by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Silver Point Management”) is the general partner of Silver Point. Silver Point Management is also the manager of SPCP Group III, and as a result has sole voting and investment power over the securities held by SPCP Group III. Because Edward A. Mulé and Robert J. O’Shea are the members of Silver Point Management, they may be deemed to have voting and investment power over the shares held, directly or indirectly, by the Fund, the Offshore Fund and SPCP Group III. The address for Silver Point and Silver Point Management is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830.

(9)	Represents all ordinary shares owned by OCM Opportunities Fund VIIb Delaware, L.P., Oaktree Opportunities Fund VIII Delaware, L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree FF Investment Fund, L.P. – Class B, Oaktree Value Opportunities Fund Holdings, L.P., OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. and Colorado Boulevard Holdings 7, L.P. The mailing address for the owners listed above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of each of OCM Opportunities Fund VIIb Delaware, L.P. and Oaktree Opportunities Fund VIII Delaware, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P.

The general partner of Oaktree Huntington Investment Fund, L.P. is Oaktree Huntington Investment Fund GP, L.P. The general partner of Oaktree Huntington Investment Fund GP, L.P. is Oaktree Huntington Investment Fund GP Ltd. The sole shareholder of Oaktree Huntington Investment Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P. is Oaktree Opportunities Fund VIII GP, L.P. The general partner of Oaktree Opportunities Fund VIII GP, L.P. is Oaktree Opportunities Fund VIII GP Ltd. The sole shareholder of Oaktree Opportunities Fund VIII GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree FF Investment Fund, L.P. – Class B is Oaktree FF Investment Fund GP, L.P. The general partner of Oaktree FF Investment Fund GP, L.P. is Oaktree FF Investment Fund GP Ltd. The sole shareholder of Oaktree FF Investment Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Value Opportunities Fund Holdings, L.P. is Oaktree Value Opportunities Fund GP, L.P. The general partner of Oaktree Value Opportunities Fund GP, L.P. is Oaktree Value Opportunities Fund GP Ltd. The sole shareholder of Oaktree Value Opportunities Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by any of OCM Opportunities Fund VIIb Delaware, L.P., Oaktree Opportunities Fund VIII Delaware, L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree FF Investment Fund, L.P. – Class B or Oaktree Value Opportunities Fund Holdings, L.P.

The general partner of each of OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. and Colorado Boulevard Holdings 7, L.P. is OCM FIE, LLC. The managing member of OCM FIE, LLC is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by any of OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. or Colorado Boulevard Holdings 7, L.P.

The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(10)	3G Fund Partners Ltd. (“3G Fund Partners”) is the general partner of the 3G Fund LP, a Cayman Islands limited partnership (the “3G Fund”), and as such may have voting and dispositive power over the ordinary shares held by the 3G Fund. Alexandre Behring, Munir Javeri, and Bernardo Piquet are Directors of 3G Fund Partners, and as such may be deemed to have voting and dispositive power over the ordinary shares held by the 3G Fund. Alexandre Behring, Munir Javeri, and Bernardo Piquet disclaim beneficial ownership of these ordinary shares. The address for each of the 3G Fund, 3G Fund Partners, Alexandre Behring, Munir Javeri, and Bernardo Piquet is Attention: Back Office, c/o 3G Capital, Inc., 600 Third Avenue, 37th Floor, New York, NY 10016.

(11)

The Alden Funds (as hereinafter defined) are comprised of the following entities: Alden Global Distressed Opportunities Master Fund L.P., a Cayman Islands exempted limited partnership, Alden Global Hedged Opportunities Master Fund L.P., a Cayman Islands exempted limited partnership and Alden Global Value Recovery Master Fund, L.P., a Cayman Islands exempted limited partnership (collectively, the “Alden Funds”). Alden Global Capital Limited is the management company to the Alden Funds and may be deemed to have voting and dispositive power over the ordinary shares held by the Alden Funds. Voting and dispositive power of Alden Global Capital Limited is exercised by an investment committee consisting of six people. The address for each of the Alden Funds and Alden Global Capital Limited is c/o Alden Global Capital LLC, 885 Third Avenue, 34th Floor, New York, NY 10022.

(12)	The Anchorage Funds (as hereinafter defined) are comprised of the following entities: Anchorage Capital Master Offshore, Ltd., a Cayman Islands exempt limited company (“Anchorage Capital”), Anchorage Illiquid Opportunities Offshore Master II, L.P., a Cayman Islands company (“Anchorage Illiquid II”), Anchorage Illiquid Opportunities Offshore Master, L.P., a Cayman Islands limited partnership (“Anchorage Illiquid”), GRF Master Fund II, L.P. , a Cayman Islands limited partnership (“GRF Master II”), and GRF Master Fund, L.P., a Cayman Islands limited partnership (“GRF Master”) (together, the “Anchorage Funds”). Anchorage Advisors Management, L.L.C. (“Anchorage Advisors”) is the managing member of Anchorage Advisors, L.L.C., which acts as the advisor of Anchorage Capital. Kevin Ulrich and Anthony Davis, as managing members of Anchorage Advisors, Daniel Allen, as Senior Portfolio Manager of Anchorage Advisors, and Michael Aglialoro, as Executive Vice President of Anchorage Advisors, may be deemed to have voting and dispositive power over the ordinary shares held by Anchorage Capital. Natalie Birrell, as Director of Anchorage Capital, may be deemed to have voting and dispositive power over the ordinary shares held by Anchorage Capital. Anchorage Capital Management, L.L.C. (“Anchorage Management”) is the managing member of Anchorage Capital Group, L.L.C., the managing member of Anchorage IP GP II, L.L.C. which in turn serves as the general partner of Anchorage Illiquid II and Anchorage Illiquid, and the managing member of GRF GP, L.L.C. which in turn serves as the general partner of GRF Master and GRF Master II. Kevin Ulrich, as Chief Executive Officer of Anchorage Management, Anthony Davis, as President of Anchorage Management, Natalie Birrell, as Chief Operating Officer of Anchorage Management, Michael Aglialoro, as Executive Vice President of Anchorage Management, and Daniel Allen, as Senior Portfolio Manager of Anchorage Management, may be deemed to have voting and dispositive power over the ordinary shares held by Anchorage Capital. Kevin Ulrich, Anthony Davis, Natalie Birrell, Michael Aglialoro and Daniel Allen disclaim beneficial ownership of these ordinary shares. The address for each of the Anchorage Funds, Anchorage Management, Anchorage Capital Group, L.L.C., Anchorage IP GP II, L.L.C., GRF GP, L.L.C., and Kevin Ulrich, Anthony Davis, Natalie Birrell, Michael Aglialoro and Daniel Allen is: Attention Anne-Marie Kim, Esq., c/o Anchorage Capital Group, L.L.C., 610 Broadway, 6th Floor, New York, NY, 10012.

(13)	Represents all ordinary shares owned by the Ares Funds (as hereinafter defined), which are managed directly or indirectly by Ares Management LLC (together with its affiliates, “Ares Management”). Such ordinary shares are held by the following record owners (collectively referred to herein as the “Ares Funds”): 88,104 ordinary shares held by Ares Strategic Investment Partners Ltd., 112,736 ordinary shares held by Ares Strategic Investment Partners III, L.P., 171,682 ordinary shares held by Ares Enhanced Credit Opportunities Fund, Ltd., 811,889 ordinary shares held by Ares Special Situations Fund, L.P., 736,100 ordinary shares held by Ares Special Situations Fund I-B, L.P., and 703,890 ordinary shares held by Ares Special Situations Fund III, L.P. Ares Management is indirectly controlled by Ares Partners Management Company LLC (“APMC”). APMC is managed by an executive committee comprised of Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any ordinary shares. Each of the members of the executive committee, the Ares Funds, Ares Management and APMC and the directors, officers, partners, stockholders, members and managers of each of the Ares Funds (other than each Ares Fund with respect to the shares directly held by it), Ares Management and APMC expressly disclaims beneficial ownership of any ordinary shares owned by the Ares Funds. The address of each of the Ares Funds, Ares Management and APMC is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(14)	Each of James Felty and Daniel Crowley is a Managing Director of Barclays Capital Inc., a Connecticut corporation, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Barclays Capital Inc. The ordinary shares held by Barclays Capital Inc. were acquired in the ordinary course of its business and not for the purpose of resale or distribution. The number of shares held by Barclays Capital Inc. may vary as a result of market making activities. Each of James Felty and Daniel Crowley disclaims beneficial ownership of these ordinary shares. The address for each of Barclays Capital Inc., James Felty and Daniel Crowley is 745 Seventh Avenue, 2nd Floor, New York, NY 10019.

(15)	Each of Brian Berman and Michael Keegan is a Managing Director of Barclays Investment Holdings, Inc., a Delaware corporation, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Barclays Investment Holdings, Inc. The ordinary shares held by Barclays Investment Holdings, Inc. were acquired in the ordinary course of its business and not for the purpose of resale or distribution. Each of Brian Berman and Michael Keegan disclaims beneficial ownership of these ordinary shares. The address for each of Barclays Investment Holdings, Inc., Brian Berman and Michael Keegan is 745 Seventh Avenue, New York, NY 10019.

(16)

The BBT Funds (as hereinafter defined) are comprised of the following entities: BBT Fund, L.P., a Cayman Islands limited partnership (“BBT Fund”) and BBT Master Fund, L.P., a Cayman Islands exempted limited partnership (“BBT Master”) (together, the “BBT Funds”). BBT Capital Management, LLC is the Investment Adviser to each of the BBT Funds, and as such has voting and dispositive power over the ordinary shares held by the BBT Funds. Sid R. Bass is the member and President of BBT Capital Management, LLC and William O. Reimann and J. Kenneth McCarty are Vice Presidents of BBT Capital Management, LLC, and William Rutkoske is Senior Analyst with BBT Capital Management Advisors, LLC, subadviser to BBT Capital Management, LLC, and as such each may be deemed to have voting and dispositive power over the ordinary shares held by each of the BBT Funds. Sid R. Bass, William O. Reimann, J. Kenneth McCarty

and William Rutkoske disclaim beneficial ownership of these ordinary shares. The address for each of Sid R. Bass, William O. Reimann, J. Kenneth McCarty, William Rutkoske, BBT Capital Management, LLC and the BBT Funds is c/o BBT Genpar, L.P., 201 Main Street, Suite 3200, Fort Worth, Texas 76102.

(17)	Reflects ordinary shares held by Bennett Restructuring Fund, L.P., a Delaware limited partnership (“BRF”) and by Bennett Offshore Restructuring Fund, Inc., a Cayman Islands exempt company (“BORF”). The general partner of BRF is Restructuring Capital Associates, L.P. and the general partner of Restructuring Capital Associates, L.P. is Bennett Capital Corporation, of which James D. Bennett is president and sole stockholder. Mr. Bennett, Bennett Capital Corporation and Restructuring Capital Associates, L.P. may be deemed to beneficially own 1,635,485 ordinary shares held by BRF. The investment manager of BORF is Bennett Offshore Investment Corporation, a Connecticut corporation, of which James D. Bennett is president and, together with BT Trust U/D 12/9/2004 (“BT Trust”), the owner. Mr. Bennett, BT Trust and Bennett Offshore Investment Corporation may be deemed to beneficially own 1,473,899 ordinary shares held by BORF. Each of Mr. Bennett, BT Trust, Restructuring Capital Associates L.P., Bennett Capital Corporation and Bennett Offshore Investment Corporation specifically disclaim beneficial ownership of the ordinary shares deemed to be beneficially owned by BRF and BORF. The address for BRF is 2 Stamford Plaza, Suite 1501, 281 Tresser Boulevard, Stamford, CT 06901 and the address for BORF is Grand Pavilion Commercial Centre, 802 West Bay Road, P.O. Box 2003, Grand Cayman KY1-1104 Cayman Islands.

(18)	BlackRock, Inc. is the ultimate parent holding company of BlackRock Investment Management, LLC and BlackRock Financial Management, Inc., the Investment Manager or Sub-Adviser to each of: Advanced Series Trust—AST Blackrock Global Strategies Portfolio, Blackrock Corporate High Yield Fund III, Inc., Blackrock Corporate High Yield Fund, Inc., Blackrock Corporate High Yield Fund V, Inc., Blackrock Corporate High Yield Fund VI, Inc., Blackrock Defined Opportunity Credit Trust, Blackrock Diversified Income Strategies Fund, Inc., Blackrock Fixed Income Portable Alpha Master Series Trust, Blackrock Floating Rate Income Strategies Fund II, Inc., Blackrock Floating Rate Income Strategies Fund, Inc., Blackrock Floating Rate Income Trust, Blackrock Funds II—Blackrock High Yield Bond Portfolio, Blackrock High Yield Portfolio of the Blackrock Series Fund Inc., Blackrock High Income Shares, Blackrock High Yield V.I. Fund of Blackrock Variable Series Funds, Inc., Blackrock High Yield Trust, Blackrock Limited Duration Income Trust, Blackrock Strategic Bond Trust, California State Teachers’ Retirement System, Met Investors Series Trust—Blackrock High Yield Portfolio, PPL Services Corporation Retirement Master Trust, R3 Capital Partners Master LP, The Obsidian Master Fund, The PNC Financial Services Group Inc. Pension Plan, Value Credit Partners (Offshore) Master, LP and Value Credit Partners, LP (the “BlackRock Funds”). On behalf of BlackRock Investment Management, LLC and BlackRock Financial Management, Inc., the respective Investment Manager or Sub-Adviser to the applicable BlackRock Fund, James Keenan, as a Managing Director at BlackRock Investment Management, LLC and BlackRock Financial Management, Inc., has voting and investment power over the referenced securities held by such funds. James Keenan expressly disclaims beneficial ownership of all shares held by the BlackRock Funds. The address for each of the BlackRock funds, BlackRock Investment Management, LLC, BlackRock Financial Management, Inc. and James Keenan is 55 East 52nd Street, New York, NY 10055.

(19)	The Brigade Funds (as hereinafter defined) are comprised of the following entities: Brigade Distressed Value Master Fund Ltd., a Cayman Islands exempted company (“Brigade Distressed Value”) and Brigade Leveraged Capital Structures Fund Ltd., a Cayman Islands exempted company (“Brigade Leveraged Capital Structures”) (together, the “Brigade Funds”). Brigade Capital Management, LLC is the investment manager to the Brigade Funds, and as such has voting and dispositive power over the ordinary shares held by the Brigade Funds. Donald E. Morgan, III is the managing member of Brigade Capital Management, LLC, and as such may be deemed to have voting and dispositive power over the ordinary shares held by the Brigade Funds. Donald E. Morgan, III disclaims beneficial ownership of these ordinary shares. The address for each of the Brigade Funds is 89 Nexus Way, Camana Bay, Grand Cayman, KY 1-9007, Cayman Islands. The address for Brigade Capital Management, LLC and Donald E. Morgan, III is 399 Park Avenue, 16th Floor, New York, NY 10022.

(20)	The CAI Funds (as hereinafter defined) are comprised of the following entities: DSTAR Ltd., a Cayman Islands company, and CAI Distressed Debt Opportunity Master Fund LTD, a Cayman Islands company (together, the “CAI Funds”). CAI LLC is the investment adviser to the CAI Funds and as such has voting and dispositive power over the ordinary shares held by the CAI Funds. James Duplessie, Herbert Seif, and Judith Ottensoser are the managing directors of CAI LLC and as such may be deemed to have voting and dispositive power over the ordinary shares held by the CAI Funds. James Duplessie, Herbert Seif, and Judith Ottensoser disclaim beneficial ownership of these ordinary shares. The address for each of the CAI Funds, CAI LLC, and James Duplessie, Herbert Seif, and Judith Ottensoser is Attention Judith Ottensoser, 399 Park Ave 7th Floor, New York, NY 10022.

(21)

Centerbridge Credit Partners General Partner, L.P., a Delaware limited partnership (“Centerbridge Credit General Partner”), is the general partner of Centerbridge Credit Partners, L.P., a Delaware limited partnership. Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership (“Centerbridge Credit Partners Offshore”), is the general partner of Centerbridge Credit Partners Master, L.P., a Cayman Islands exempted limited partnership. Centerbridge Credit Partners, L.P. and Centerbridge Credit Partners Master, L.P. (collectively the “Centerbridge Credit Funds”) are the sole members of CCP Credit Acquisition Holdings, L.L.C., a Delaware limited liability company. Mark T. Gallogly and Jeffrey H. Aronson, the managing principals of Centerbridge Credit General Partner and Centerbridge Credit Partners Offshore, share the power to vote securities beneficially owned by CCP Credit

Acquisition Holdings, L.L.C. Each of Mr. Gallogly and Mr. Aronson disclaims beneficially ownership of these ordinary shares.

Centerbridge Special Credit Partners General Partner, L.P., a Delaware limited partnership, is the general partner of Centerbridge Special Credit Partners, L.P., a Delaware limited partnership. Mark T. Gallogly and Jeffrey H. Aronson, the managing principals of Centerbridge Special Credit Partners General Partner, L.P., share the power to vote securities beneficially owned by Centerbridge Special Credit Partners, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of these ordinary shares.

The address for the above-referenced Centerbridge persons is 375 Park Ave., 12th floor, New York, NY 10152.

(22)	Reflects ordinary shares held by (i) Columbia Strategic Income Fund, a series of Columbia Funds Series Trust I (the “Income Fund”), (ii) Columbia Floating Rate Fund, a series of Columbia Funds Series Trust II (the “Floating Rate Fund”), and (iii) each of Centurion CDO 8, Limited, Centurion CDO 9 Limited, Cent CDO 10 Limited, Cent CDO XI Limited, Cent CDO 12 Limited, Cent CDO 14 Limited and Cent CDO 15 Limited (collectively, the “CDOs”). Columbia Management Investment Advisers, LLC (“Columbia Management”) is an investment adviser registered under the Investment Advisers Act of 1940. As investment manager of the Income Fund, Columbia Management has voting and dispositive authority over the shares held by such fund. As investment manager of the Floating Rate Fund, Columbia Management has dispositive authority over the shares held by such fund; however, voting authority for such shares has been retained by the board of trustees of the Floating Rate Fund. As collateral manager of the CDOs, Columbia Management has voting and dispositive authority over the shares held by the CDOs. Because Lynn Hopton and Yvonne Stevens are Vice Presidents and Senior Portfolio Managers at Columbia Management, they may be deemed to have voting and dispositive authority, as applicable, over the shares held by the Income Fund, the Floating Rate Fund and the CDOs. The Board of Trustees of the Floating Rate Fund may be deemed to have voting authority over the shares held by the Floating Rate Fund. However, each of Lynn Hopton, Yvonne Stevens and the Board of Trustees of the Floating Rate Fund disclaims beneficial ownership of such securities. The address for the Floating Rate Fund and the Income Fund is c/o Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110. The address for the CDOs is c/o Columbia Management Investment Advisers, LLC, 100 N. Sepulveda Blvd., Suite 650, El Segundo, CA 90245.

(23)	The Columbus Hill Funds (as hereinafter defined) are comprised of the following entities: Columbus Hill Overseas Master Fund, Ltd., a Cayman Islands exempted company (“CHO”), and Columbus Hill Partners, L.P., a Delaware limited partnership (“CHP”) (together, the “Columbus Hill Funds”). Columbus Hill Capital Management, L.P. (“CHCM”) is the investment manager of CHO, a Cayman Islands exempted company, and CHP, a Delaware limited partnership, and as such has voting and dispositive power over the ordinary shares held by CHO and CHP. Kevin D. Eng is the director of CHO, and the managing member of CHC Partners, L.L.C. (“CHC” and the general partner of CHCM), and as such each may be deemed to have voting and dispositive power over the ordinary shares held by the Columbus Hill Funds. Kevin D. Eng disclaims beneficial ownership of these ordinary shares. The address for each of CHO, CHP, CHCM, CHC and Kevin D. Eng is c/o Columbus Hill Capital Management, L.P., 830 Morris Turnpike, 2nd Floor, Short Hills, NJ 07078.

(24)	Each of Rob MacNaughton, Bob Franz and George Michaels is a Managing Director of Credit Suisse Securities (USA) LLC, a Delaware limited liability company, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Credit Suisse Securities (USA) LLC. The ordinary shares held by Credit Suisse Securities (USA) LLC were acquired in the ordinary course of its business and not for the purpose of resale or distribution. Each of Rob MacNaughton, Bob Franz and George Michaels disclaims beneficial ownership of these ordinary shares. The address for each of Credit Suisse Securities (USA) LLC, Rob MacNaughton, Bob Franz and George Michaels is 11 Madison Avenue, New York, NY 10025.

(25)	Each of Mikel Curreri and Shawn Faurot is a Managing Director of Deutsche Bank Securities Inc., a Delaware corporation, and as such may be deemed to have voting or dispositive power over the ordinary shares held by Deutsche Bank Securities Inc. The ordinary shares held by Deutsche Bank Securities Inc. were acquired in the ordinary course of its business and not for the purpose of resale or distribution. Each of Mikel Curreri and Shawn Faurot disclaims beneficial ownership of these ordinary shares. The address for each of Deutsche Bank Securities Inc., Mikel Curreri and Shawn Faurot is 60 Wall Street, New York, NY 10005.

(26)	The DuPont Pension Trust is a Massachusetts trust holding the assets of the DuPont Pension and Retirement Plan. DuPont Capital Management, a Delaware Corporation, is the investment advisor with voting and dispositive power over the ordinary shares held by the DuPont Pension Trust. The President of DuPont Capital Management is Valerie J. Sill. Ms. Sill disclaims beneficial ownership of these shares. The address for each of DuPont Pension Trust, DuPont Capital Management and Ms. Sill is 1 Righter Parkway, Suite 3200, Wilmington, DE 19803.

(27)	Edoma Partners LLP is the Investment Manager to Edoma Global Event Driven Master Fund Limited (the “Edoma Fund”), a Cayman Islands company, and as such has voting and dispositive power over the ordinary shares held by the Edoma Fund. Pierre-Henrie Flamand is the Managing Member of Edoma Partners LLP, and as such may be deemed to have voting and dispositive power over ordinary shares held by the Edoma Fund. Pierre-Henri Flamand disclaims beneficial ownership of these ordinary shares. The address for Edoma Partners LLP, Pierre-Henri Flamand and the Edoma Fund is 11-12 Clifford Street, London W1S 2LL United Kingdom.

(28)	The Fernwood Funds (as hereinafter defined) are comprised of the following entities: Fernwood Associates LLC, a Delaware limited liability company (“Fernwood Associates”), Fernwood Foundation Fund LLC, a Delaware limited liability company (“Fernwood Foundation”), and Fernwood Restructurings Limited, a British Virgin Islands corporation (“Fernwood Restructurings”) (together, the “Fernwood Funds”). Intermarket LP is the Managing Member of Fernwood Associates and Fernwood Foundation and Intermarket Management LP is the investment manager of Fernwood Restructurings. Intermarket Corporation is the General Partner of each of Intermarket LP and Intermarket Management LP and as such may be deemed to have voting and dispositive power over the ordinary shares held by the Fernwood Funds. David B. Forer and Thomas P. Borger are the Co-Chief Executive Officers of Intermarket Corporation and as such may be deemed to have voting and dispositive power over the ordinary shares held by the Fernwood Funds. Each of David B. Forer and Thomas P. Borger disclaims beneficial ownership of the ordinary shares held by the Fernwood Funds. The address for each of the Fernwood Funds, Intermarket Corporation, Intermarket LP, Intermarket Management LP, David B. Forer and Thomas P. Borger is c/o Intermarket Corporation, 1370 Avenue of the Americas, 33rd Floor, New York, NY 10019.

(29)	The Fidelity U.S. Funds (as hereinafter defined) are comprised of the following entities: Fidelity Select Portfolios: Automotive Portfolio, a Massachusetts business trust, Fidelity Summer Street Trust: Fidelity Capital & Income Fund, a Massachusetts business trust, Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund, a Massachusetts business trust, Fidelity Puritan Trust: Fidelity Puritan Fund, a Massachusetts business trust, Fidelity Summer Street Trust: Fidelity Series High Income Fund, a Massachusetts business trust, Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund, a Massachusetts business trust, Variable Insurance Products Fund III: Value Strategies Portfolio, a Massachusetts business trust, Fidelity Funds – US High Income, a Luxembourg societe d’investissement a capital variable and Fidelity US High Yield, a Japanese investment trust (together, the “Fidelity U.S. Funds”). Each of the Fidelity U.S. Funds, except for Fidelity Funds – US High Income and Fidelity US High Yield, is an investment company registered under Section 8 of the Investment Company Act of 1940. Each of the Fidelity U.S. Funds is advised by Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Fidelity Investments Canada Funds (as hereinafter defined) are comprised of the following entities: Fidelity Canadian Asset Allocation Fund, an Ontario mutual fund trust, IG FI Canadian Allocation Fund, a Manitoba mutual fund trust, Fidelity Canadian Balanced Fund, an Ontario mutual fund trust and Fidelity American High Yield Fund, an Ontario mutual fund trust (together, the “Fidelity Investments Canada Funds” and, together with the Fidelity U.S. Funds, the “Funds”). Fidelity Investments Canada ULC (“Fidelity Canada”), an indirect wholly-owned subsidiary of FMR LLC, is the manager and trustee and/or investment advisor to the Fidelity Investments Canada Funds and as such has voting and dispositive power over the ordinary shares held by the Fidelity Investments Canada Funds. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and Fidelity Canada, have sole power to dispose of the securities owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

With respect to the Fidelity U.S. Funds, neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity U.S. Funds, which power resides with each of the Fidelity U.S. Fund’s Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by each of the Fidelity U.S. Fund’s Boards of Trustees.

The address for each of the Fidelity U.S. Funds is 82 Devonshire Street, V13H, Boston, MA 02109. The address for each of the Fidelity Investments Canada Funds is 483 Bay Street, Suite 300, Toronto, Ontario M5C 3E1.

(30)

The Greenlight Funds (as hereinafter defined) are comprised of Greenlight Capital Offshore Partners, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Reinsurance, Ltd., Greenlight Capital (Gold), L.P. and Greenlight Capital Offshore Master (Gold), Ltd. (together, the “Greenlight Funds”). Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital Offshore Partners and as such has voting and dispositive power over the ordinary shares held by Greenlight Capital Offshore Partners. Greenlight Capital, L.L.C. (“Greenlight L.L.C.”) is the sole general partner of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has voting and dispositive power over the ordinary shares held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. DME Advisors, LP (“DME Advisors”) is the investment manager for Greenlight Reinsurance, Ltd., and as such has voting and dispositive power over the ordinary shares held by Greenlight Reinsurance, Ltd. DME Management GP, LLC (“DME Management GP”) is the sole general partner of Greenlight Capital (Gold), LP, as such has voting and dispositive power over the ordinary shares held by Greenlight Capital (Gold), LP. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital (Gold), LP, and Greenlight Capital Offshore Master (Gold), Ltd., and as such has voting and dispositive power over the ordinary shares held by Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and

DME Management. David Einhorn is the principal of Greenlight Inc., Greenlight L.L.C., DME Advisors, DME Management GP, DME Management and DME GP, and as such has voting and dispositive power over the ordinary shares held by each of the Greenlight Funds that hold such shares. Mr. Einhorn disclaims beneficial ownership of these shares.

The address for each of the Greenlight Funds is 140 East 45th Street, 24th Floor, New York, NY 10017.

(31)	Greywolf Capital Partners II LP (“PII”), Greywolf Capital Overseas Fund II, Greywolf Capital Overseas Master Fund, Greywolf Opportunities Master Fund LP (“GOMF”) and Greywolf CLO Credit Master Fund, Ltd. (collectively, the “Greywolf Funds”) are deemed to beneficially own, the number of ordinary shares of Delphi Automotive PLC listed in the table above. Greywolf Advisors LLC, as general partner to PII and GOMF, may be deemed to be the beneficial owner of the ordinary shares beneficially owned by PII and GOMF. Greywolf Capital Management LP, as investment manager to the Greywolf Funds, may be deemed to be the beneficial owner of the ordinary shares beneficially owned by each Greywolf Fund. Greywolf GP LLC, as general partner of the Investment Manager, may be deemed to be the beneficial owner of the ordinary shares beneficially owned by each Greywolf Fund. Jonathan Savitz, as the senior managing member of Greywolf Advisors LLC and as the sole managing member of Greywolf GP LLC, may be deemed to be the beneficial owner of the ordinary shares beneficially owned by each Greywolf Fund. Each of Greywolf Advisors LLC, Greywolf Capital Management LP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of the ordinary shares indicated in above table. The address of each Greywolf Fund and Mr. Savitz is c/o Greywolf Capital Management LP, 4 Manhattanville Road, Suite 201, Purchase, NY 10577.

(32)	Each of Felice Di Iorio, Carlos Mauricio Hernandez, Patrick C. Kirby, Michael Minikes, Douglas B. Petno, Gregory G. Quental, James E. Staley and Jeffrey Urwin is a Manager of J.P. Morgan Securities LLC, a Delaware limited liability company, and as such may be deemed to have voting and dispositive power over the ordinary shares held by J.P. Morgan Securities LLC. Each of Felice Di Iorio, Carlos Mauricio Hernandez, Patrick C. Kirby, Michael Minikes, Douglas B. Petno, Gregory G. Quental, James E. Staley and Jeffrey Urwin disclaims beneficial ownership of these ordinary shares. The address for each of J.P. Morgan Securities LLC, Felice Di Iorio, Carlos Mauricio Hernandez, Patrick C. Kirby, Douglas B. Petno, Michael Minikes, Gregory G. Quental, James E. Staley and Jeffrey Urwin is 383 Madison Avenue, 3rd Floor, New York, New York 10179.

(33)	The KCM Funds (as hereinafter defined) are comprised of the following entities: LMA SPC for and on behalf of MAP84 Segregated Portfolio, a Cayman Islands segregated portfolio company (“MAP84”), and Knighthead Master Fund, L.P., a Cayman Islands limited partnership (“KMF”) (together, the “KCM Funds”). Knighthead Capital Management, LLC, a Delaware limited liability company (“KCM”) is the investment manager of KMF and the investment advisor of MAP84, and as such has voting and dispositive power over the ordinary shares held by KMF and MAP84. Thomas Wagner and Ara Cohen are managing members of KCM, and Laura Torrado is the general counsel to KCM, and as such may be deemed to have voting and dispositive power over the ordinary shares held by KMF and MAP84. Thomas Wagner, Ara Cohen and Laura Torrado disclaim beneficial ownership of these ordinary shares. The mailing address for each of KMF, KCM, MAP84, Thomas Wagner, Ara Cohen and Laura Torrado is c/o Knighthead Capital Management, LLC, 623 Fifth Avenue, 29th Floor, New York, NY 10022.

(34)	Litespeed Management, L.L.C. is the Investment Manager of Litespeed Master Fund Ltd. Jamie Zimmerman is the managing member of Litespeed Management and is responsible for investing the assets of the Fund, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Litespeed Master Fund Ltd. Jamie Zimmerman disclaims beneficial ownership of these ordinary shares. The address for each of Litespeed Master Fund Ltd., Litespeed Management, L.L.C. and Jamie Zimmerman is 237 Park Ave., Suite 900, New York, NY 10017.

(35)	The Lombard Odier Funds (hereinafter defined) are composed of the following funds: 1798 Fundamental Strategies Master Fund Ltd. (“FSF”), a Cayman exempted company, and 1798 US Special Situations Master Fund, a Luxembourg FCP (“Special Situations Fund” together with FSF, the “Lombard Odier Funds”). Lombard Odier Asset Management (USA) Corp., a Delaware Corporation (“LOAM”) is the investment adviser to the Lombard Odier Funds and as such has voting and dispositive power over the ordinary shares held by each Lombard Odier Fund. Directors of LOAM and directors of each of FSF and Special Situations Fund disclaim beneficial ownership of such ordinary shares. The address of LOAM and notice address of the Lombard Odier Funds is 888 7th Avenue, 11th Floor, New York, NY 10106.

(36)	The Mason Funds (as hereinafter defined) are comprised of the following entities: Guggenheim Portfolio Company X, LLC, a Delaware limited liability company (“Guggenheim”), Mason Capital LP, a Delaware limited partnership (“Mason Capital”), and Mason Capital Master Fund, LP, a Cayman Islands exempted limited partnership (“Mason Master”) (together, the “Mason Funds”). Mason Capital Management LLC is the Investment Manager to each of the Mason Funds, and as such has voting and dispositive power over the ordinary shares held by each of the Mason Funds. Each of Kenneth Garschina and Michael E. Martino is a Partner of Mason Capital Management LLC and John C. Grizetti is the Chief Financial Officer of Mason Capital Management LLC, and as such may be deemed to have voting and dispositive power over the ordinary shares held by each of the Mason Funds. Each of Kenneth Garschina, Michael E. Martino and John C. Grizetti disclaims beneficial ownership of these ordinary shares. The address for each of Guggenheim Portfolio Company X, LLC, Mason Capital LP, Mason Capital Management LLC, Kenneth Garschina, Michael E. Martino and John C. Grizetti is 110 East 59th Street, 30th Floor, New York, NY 10022. The address for Mason Capital Master Fund, LP is 87 Mary Street, Georgetown, Grand Cayman, Cayman Islands.

(37)	Davidson Kempner Capital Management LLC, acting through its affiliates pursuant to various advisory agreements (“DKCM”), is the ultimate investment manager of Midtown Acquisitions L.P. (“Midtown”) and affiliated funds who are partners therein. DKCM has overall responsibility for investment decisions made on behalf of Midtown. Thomas L. Kempner, Jr. serves as the Executive Managing Member of DKCM. The other partners of DKCM are Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Jogeesvaran (Chris) Krishanthan, Shulamit Leviant and Morgan Blackwell. Each such person disclaims ownership of any securities held by Midtown. The address for each of DKCM, Midtown, Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Jogeesvaran (Chris) Krishanthan, Shulamit Leviant and Morgan Blackwell is 65 East 55th Street, 19th Floor, New York, NY 10022.

(38)	Monarch Alternative Capital, LP (“Monarch Alternative”) is the investment adviser to Monarch Master Funding, Ltd., a Cayman Islands limited company (“MMF”), and as such has voting and dispositive power over the ordinary shares held by MMF. Michael Weinstock, Andrew Herenstein and Christopher Santana are managing principals of Monarch Alternative, and as such may be deemed to have voting and dispositive power over the ordinary shares held by MMF. Michael Weinstock, Andrew Herenstein and Christopher Santana each disclaim beneficial ownership of these ordinary shares. The address for each of MMF, Monarch Alternative, Michael Weinstock, Andrew Herenstein and Christopher Santana is 535 Madison Avenue, 26th Floor, New York, NY 10022.

(39)	Dan Ornstein and Adam Savarese are Managing Directors of the trading desk at Morgan Stanley & Co. LLC, a Delaware limited liability company, that acquired and manages the ordinary shares in the ordinary course of its business and as such may be deemed to have voting and dispositive power over the ordinary shares held by Morgan Stanley & Co. LLC. Those ordinary shares were not acquired for the purpose of resale or distribution. Each of Dan Ornstein and Adam Savarese disclaims beneficial ownership of these ordinary shares. Morgan Stanley & Co. LLC, a registered broker-dealer, is a subsidiary of Morgan Stanley, a widely held reporting company under the Exchange Act. Morgan Stanley & Co. LLC has, from time to time, provided financial services to the Company and/or its affiliates. The number of shares held by Morgan Stanley & Co. LLC may vary over time as a result of market making and other trading activity, and includes shares acquired by certain of its affiliates in the open market. The address for each of Morgan Stanley & Co. LLC, Dan Ornstein and Adam Savarese is 1585 Broadway, New York, NY 10036.

(40)	The Owl Creek Funds (as hereinafter defined) are comprised of the following entities: Owl Creek I, L.P., a Delaware limited partnership, Owl Creek II, L.P., a Delaware limited partnership, Owl Creek Overseas Master Fund, Ltd., a Cayman Islands company and Owl Creek SRI Master Fund, Ltd., a Cayman Islands company (together, the “Owl Creek Funds”). Owl Creek Asset Management, L.P. is the investment manager to each of the Owl Creek Funds. Jeffrey Altman is the Managing Member of the general partner of Owl Creek Asset Management, L.P., and as such may be deemed to have dispositive power over the ordinary shares held by the Owl Creek Funds. The principal business address for each of the Owl Creek Funds, Owl Creek Asset Management L.P. and Jeffrey Altman is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

(41)	The Pentwater Capital Management Funds (as hereinafter defined) are comprised of the following entities: Pentwater Equity Opportunities Master Fund Ltd., a Cayman Islands company (“Pentwater Equity Opportunities”), Oceana Master Fund Ltd., a Cayman Islands company (“Oceana”), PWCM Master Fund Ltd., a Cayman Islands company (“PWCM”) and LMA SPC for and on behalf of Map 98 Segregated Portfolio (“LMA SPC”) (together, the “Pentwater Capital Management Funds”). Matthew Halbower is the Chief Executive Officer/Chief Investment Officer of each of the Pentwater Capital Management Funds, and as such may be deemed to have voting and dispositive power over the ordinary shares held by the Pentwater Capital Management Funds. Matthew Halbower disclaims beneficial ownership of these ordinary shares. The address for each of the Pentwater Capital Management Funds and Matthew Halbower is 227 West Monroe, Suite 4000, Chicago, IL 60606.

(42)	The Perry Funds (as hereinafter defined) are comprised of PPI Investments SP2 Inc. and Perry Partners L.P. (together, the “Perry Funds”). Richard C. Perry is the President, sole director, and sole stockholder of Perry Corp., the managing general partner of Perry Partners L.P. and the investment manager of Perry Partners International Master Inc. Perry Partners International Master Inc. is the sole stockholder of PPI Investments SP2 Inc. Mr. Perry and Perry Corp., in such capacities, may be deemed to have voting and dispositive powers with respect to the ordinary shares held by the Perry Funds. Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such ordinary shares. The address for each of the Perry Funds, Perry Partners International Master Inc., Perry Corp. and Mr. Perry is c/o Perry Capital LLC, 767 Fifth Avenue, 19th Floor, New York, NY 10153.

(43)	Pioneer Investment Management, Inc. is the Investment Adviser to Pioneer Floating Rate Trust, a Delaware statutory trust, and as such has voting and dispositive power over the ordinary shares held by Pioneer Floating Rate Trust. Jonathan Sharkey is the Vice President of Pioneer Investment Management, Inc., and as such may be deemed to have voting and dispositive power over the ordinary shares held by Pioneer Floating Rate Trust. Jonathan Sharkey disclaims beneficial ownership of these ordinary shares. The address for each of Pioneer Floating Rate Trust, Pioneer Investment Management, Inc. and Jonathan Sharkey is 60 State Street, Boston, MA 02109.

(44)

Redwood Capital Management, LLC is the Investment Manager to Redwood Master Fund, Ltd., a Cayman Islands company, and as such has voting and dispositive power over the ordinary shares held by Redwood Master Fund, Ltd.

Jonathan Kolatch is the Managing Member of Redwood Capital Management, LLC, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Redwood Master Fund, Ltd. Jonathan Kolatch disclaims beneficial ownership of these ordinary shares. The address for each of Redwood Master Fund, Ltd., Redwood Capital Management, LLC and Jonathan Kolatch is 910 Sylvan Ave, Englewood Cliffs, NJ 07632.

(45)	Riva Ridge Capital Management L.P. (“RRCM”) serves as (i) investment manager to Riva Ridge Master Fund, Ltd. (“Riva Ridge”) and (ii) sub-advisor to Mariner Investment Group, LLC, who is investment manager to Mariner LDC (“LDC” and, together with Riva Ridge, the “RRCM Funds”) Riva Ridge GP LLC, GP (“Riva GP”) is the general partner to RRCM. The managing members of Riva GP are Stephen Golden and James Shim (collectively the “Riva Managers”). RRCM, Riva GP and each of the Riva Managers may be deemed to beneficially own the securities held by the RRCM Funds. RRCM, Riva GP and each of the Riva Managers each disclaim beneficial ownership of such securities. The address for each of RRCM, the RRCM Funds, Riva GP and the Riva Managers is c/o Riva Ridge Capital Management LP, 55 Fifth Avenue, 18th Floor, New York, NY 10003.

(46)	The Scoggin Funds (as hereinafter defined) are comprised of the following entities: Scoggin Worldwide Fund, Ltd., a Cayman Island partnership (“Scoggin Worldwide”), Scoggin Capital Management II, LLC, a Delaware limited liability company (“Scoggin Capital”), and Scoggin International Fund, Ltd., a Cayman Islands partnership (“Scoggin International”) (together, the “Scoggin Funds”). Old Bell Associates LLC is the General Partner of Old Bellow Partners LP, being the Investment Manager to Scoggin Worldwide Fund, Ltd., and as such has voting and dispositive power over the ordinary shares held by Scoggin Worldwide Fund, Ltd. Each of Craig Effron, Curtis Schenker and Dev Chodry is a Managing Member of Old Bell Associates LLC, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Scoggin Worldwide Fund, Ltd. Scoggin LLC is the Investment Manager to Scoggin Capital Management II, LLC and Scoggin International Fund, Ltd., and as such has voting and dispositive power over the ordinary shares held by Scoggin Capital Management II, LLC and Scoggin International Fund, Ltd. Each of Craig Effron and Curtis Schenker is a Managing Member of Scoggin LLC, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Scoggin Capital Management II, LLC and Scoggin International Fund, Ltd. Each of Craig Effron, Curtis Schenker and Dev Chodry disclaims beneficial ownership of these ordinary shares. The address for each of the Scoggin Funds, Craig Effron, Curtis Schenker and Dev Chodry is 660 Madison Avenue, 20th Floor, New York, NY 10065.

(47)	Senator Investment Group LP (“Senator”), a Delaware limited partnership, is the investment adviser to Senator Global Opportunity Master Fund L.P. (the “Senator Fund”) and as such has voting and dispositive power over the ordinary shares held by the Senator Fund. Alexander Klabin and Douglas Silverman are the Co-Chief Executive Officers of Senator and may be deemed to have voting and dispositive power over the ordinary shares held by the Senator Fund. Both Mr. Klabin and Mr. Silverman disclaim beneficial ownership of these ordinary shares. The address for each of Mr. Klabin, Mr. Silverman, Senator and the Senator Fund is 510 Madison Avenue, 28th Floor, New York, NY 10022.

(48)	Douglas A. Hirsch is the managing member of Seneca Capital Advisors, LLC, which is the general partner of Seneca Capital, L.P. Mr. Hirsch disclaims beneficial ownership of such securities held by Seneca Capital, L.P. The address for each of Seneca Capital, L.P., Seneca Capital Advisors, LLC and Mr. Hirsch is 590 Madison Avenue, 28th Floor, New York, NY 10022.

(49)	MSD Capital, L.P. is the general partner of SOF Investments, L.P., a Delaware limited partnership, and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the ordinary shares held by SOF Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the ordinary shares beneficially owned by MSD Capital, L.P. Michael S. Dell is the controlling member of, and may be deemed to beneficially own the ordinary shares beneficially owned by, MSD Capital Management. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the ordinary shares beneficially owned by MSD Capital Management LLC. Each of Mr. Dell, Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such ordinary shares. The address for each of SOF Investments, L.P., MSD Capital, L.P, MSD Capital Management LLC, Mr. Dell, Mr. Fuhrman, Mr. Phelan and Mr. Lisker is 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(50)	The Stonehill Funds (as hereinafter defined) are comprised of the following entities: Stonehill Institutional Partners L.P., a Delaware limited partnership company (“SIP”) and Stonehill Master Fund Ltd, a Cayman Islands company (“SMF”) (together, the “Stonehill Funds”). Stonehill Capital Management LLC (“SCM”) is the investment advisor to the Stonehill Funds and as such has voting and dispositive power over the ordinary shares held by the Stonehill Funds. Stonehill General Partner LLC (“SGP”) is the general partner of SIP and as such has voting and dispositive power over the ordinary shares held by SIP. John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky and Michael Thoyer are Managing Members of SCM and SGP, and as such may be deemed to have voting and dispositive power over the ordinary shares held by the Stonehill Funds. SCM, SGP, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky and Michael Thoyer disclaim beneficial ownership of these ordinary shares. The address for each of SIP, SMF, SCM, SGP and John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky and Michael Thoyer is 885 Third Avenue, 30th Floor, New York, New York 10022.

(51)	Credit Capital Investments LLC is the Investment Manager to Teak Hill Master Fund L.P., a Cayman Islands company, and as such has voting and dispositive power over the ordinary shares held by Teak Hill Master Fund L.P. Varkki Chacko is the Managing Principal of Credit Capital Investments LLC, and as such may be deemed to have voting and dispositive power over the ordinary shares held by Teak Hill Master Fund L.P. Varkki Chacko disclaims beneficial ownership of these ordinary shares. The address for each of Teak Hill Master Fund L.P., Credit Capital Investments LLC and Varkki Chacko is 51 JFK Parkway, Suite 305, Short Hills, NJ 07078.

(52)	Third Point LLC is the sole member of Third Point Loan LLC, and as a result has sole voting and investment power over the shares held by Third Point Loan LLC. Because Daniel S. Loeb is the sole managing member of Third Point LLC, he may be deemed to have voting and investment power over the shares held, directly or indirectly, by Third Point Loan LLC. The address for each of Daniel S. Loeb, Third Point LLC and Third Point Loan LLC is 390 Park Ave, 18th Floor, New York, NY 10022.

(53)	Troob Capital Management (Offshore) LLC is the investment manager to TCM MPS Ltd SPC—Partners Segregated Portfolio (“Partners Segregated”), a Cayman Islands company. As the investment manager, Troob Capital Management (Offshore) LLC may be deemed to have voting and dispositive power over the ordinary shares held by Partners Segregated. Peter Troob and Douglas Troob, the managing members of Troob Capital Management (Offshore) LLC, disclaim beneficial ownership of these ordinary shares. The address for each of Partners Segregated, Troob Capital Management (Offshore) LLC, Peter Troob and Douglas Troob is 777 Westchester Avenue, Suite 203, White Plains, NY 10604.

The TCM MPS Series Funds (as hereinafter defined) are comprised of the following series of a Delaware series limited partnership: TCM MPS Series Fund LP—Crossways Series and TCM MPS Series Fund LP—Partners Series (together, the “TCM MPS Series”). Troob Capital Management LLC is the managing general partner to the TCM MPS Series and as such may be deemed to have voting and dispositive power over the ordinary shares held by the TCM MPS Series. Peter Troob and Douglas Troob, the managing members of Troob Capital Management LLC, disclaim beneficial ownership of these ordinary shares. The address for each of the TCM MPS Series, Troob Capital Management LLC, Peter Troob and Douglas Troob is 777 Westchester Avenue, suite 203, White Plains, NY 10604.

(54)	Jeffrey Teach and Daniel Frommer are Managing Directors, and Gregory Cass is an Executive Director, of the trading desk at UBS Securities LLC, a Delaware limited liability company, that acquired and manages the ordinary shares held through UBS AG, London Branch, in the ordinary course of its investment business and as such may be deemed to have voting and dispositive power over those ordinary shares. Those ordinary shares were not acquired for the purpose of resale or distribution. Each of Jeffrey Teach, Daniel Frommer and Gregory Cass disclaims beneficial ownership of these ordinary shares. The address of each of Jeffrey Teach, Daniel Frommer, Gregory Cass, UBS Securities LLC, and, solely for purposes of notifications regarding the ordinary shares, UBS AG, London Branch, is 677 Washington Boulevard, Stamford, CT 06901. For all other purposes, the address of UBS AG, London Branch is 1 Finsbury Avenue, London, England EC2M 2AN.

(55)	The Waterstone Funds (as hereinafter defined) are comprised of the following entities: Waterstone Market Neutral Master Fund, Ltd, a Cayman Island exempted company (“Waterstone Neutral”), Waterstone MF Fund, Ltd, a Cayman Islands exempted company (“Waterstone MF”), Waterstone Market Neutral MAC51, Ltd, a Cayman Islands exempted company (“Waterstone MAC51”), Waterstone Offshore ER Fund, Ltd, a Cayman Islands exempted company (“Waterstone ER”) and Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, a Cayman Islands exempted company (“Prime Capital”) (together, the “Waterstone Funds”). Waterstone Capital Offshore Advisors, L.P. (“Waterstone Offshore”) is the Investment Manager of each the Waterstone Funds, and Waterstone Asset Management, LLC (“Waterstone Asset Management”) is such Investment Manager’s General Partner, and as such each may have voting and dispositive power over the ordinary shares held by each of the Waterstone Funds. Shawn Bergerson is the Managing Member of Waterstone Asset Management and as such may be deemed to have voting and dispositive power over the ordinary shares held by each of the Waterstone Funds. Shawn Bergerson disclaims beneficial ownership of these ordinary shares. The address for each of the Waterstone Funds, Waterstone Offshore, Waterstone Asset Management and Shawn Bergerson is 2 Carlson Parkway, Suite 260, Plymouth MN 55447.

(56)	Reflects ordinary shares held by York Global Finance 30 LLC (“YGF 30”), which is wholly owned by York Credit Opportunities Fund, L.P. (a Delaware limited partnership) and York Credit Opportunities Master Fund, L.P. (a Cayman Islands limited partnership) (each, a “York Fund” and together, the “York Funds”). The general partner of each of the York Funds is York Credit Opportunities Domestic Holdings, LLC (a New York limited liability company), which is controlled by its Managing Member, York Capital Management Global Advisors, LLC (“YGA”) (a New York limited liability company), a registered investment advisor under the Investment Advisors Act of 1940. James G. Dinan is the Senior Managing Member of YGA and, as such, may be deemed to have voting and dispositive power over the ordinary shares held by YGF 30. James G. Dinan disclaims beneficial ownership of these ordinary shares. The address for each of the above entities and for James G. Dinan is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, New York 10153.

(57)	Represents ordinary shares held by 41 selling shareholders not listed above who, as a group, own less than 1.0% of our outstanding ordinary shares on April 30, 2012.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 1,200,000,000 ordinary shares, par value $0.01 per share, and 50,000,000 preferred shares, par value $0.01 per share.

The following descriptions are summaries of the material terms of our Articles of Association and Memorandum of Association (as amended, our “Articles of Association” and “Memorandum of Association”, respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Association and Memorandum of Association, copies of which are filed with the SEC together as an exhibit to the registration statement of which this prospectus is a part, and applicable law.

Ordinary Shares

As of May 1, 2012, there are 328,244,510 ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have pre-emptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey.

Dividend and Liquidation Rights. Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the Board of Directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our Board of Directors will have the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our Board of Directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

Voting, Shareholder Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the Board of Directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

An ordinary resolution (such as a resolution for the approval of the financial reports or the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

Amendments to Governing Documents. A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least fourteen days’ prior notice of the meeting at which such resolution will be considered.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors.

Limits on Written Consents. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders.

Transfer of Shares and Notices. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted of at least fourteen days. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the Board of Directors may fix a date as the record date for any such determination.

Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Election and Removal of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. All of our directors will be elected at each annual meeting.

Our Board of Directors consists of 12 directors. Our amended Articles of Association will state that shareholders may only remove a director for cause. Our Board of Directors will have sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the Board of Directors.

Applicability of U.K. Takeover Code. We do not believe that the U.K. City Code on Takeovers and Mergers will apply to takeover transactions for the Company.

Preferred Shares

We have 50,000,000 authorized preferred shares. The Board of Directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders. We currently do not have any plans to issue any preferred shares.

The purpose of authorizing the Board of Directors to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting shares.

Comparison of United States and Jersey Corporate Law

The following discussion is a summary of the material differences between United States and Jersey corporate law relevant to an investment in the ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

As in most United States jurisdictions, unless approved by a special resolution of our shareholders, our directors do not have the power to take certain actions, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital. Directors of a Jersey corporation, without shareholder approval, in certain instances may, among other things, implement certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation; or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

As in most United States jurisdictions, the board of directors of a Jersey corporation is charged with the management of the affairs of the corporation. In most United States jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Jersey law protecting the interests of shareholders may not be as protective in all circumstances as the law protecting shareholders in United States jurisdictions. Under our Articles of Association, we are required to indemnify every present and former officer of ours out of our assets against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

In most United States jurisdictions, the Board of Directors is permitted to authorize share repurchases without shareholder consent. Jersey law does not permit share repurchases without shareholder consent. However, our Articles of Association will permit our Board of Directors to convert any of our shares that we wish to purchase into redeemable shares, and thus will effectively allow our Board of Directors to authorize share repurchases (which shall be effected by way of redemption) without shareholder consent, consistent with the practice in most United States jurisdictions.

Listing

The ordinary shares are listed on the NYSE under the symbol “DLPH”.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited will be the registrar for the ordinary shares in Jersey and its address is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES.

TAX CONSIDERATIONS

The information presented under the caption “Jersey Tax Considerations” below is a discussion of the material Jersey tax consequences of investing in the ordinary shares. The information presented under the caption “U.K. Tax Considerations” below is a discussion of Delphi Automotive PLC’s status as a resident of the United Kingdom for U.K. tax purposes and of the material U.K. tax consequences of investing in the ordinary shares. The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in the ordinary shares.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in ordinary shares under the laws of Jersey, the United Kingdom and the United States (federal, state and local) and any other applicable foreign jurisdiction.

Jersey Tax Considerations

Delphi Automotive PLC is not regarded as resident for tax purposes in Jersey. Therefore, Delphi Automotive PLC will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and dividends on ordinary shares may be paid by Delphi Automotive PLC without withholding or deduction for or on account of Jersey income tax. The holders of ordinary shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such ordinary shares.

In Jersey, no stamp duty is levied on the issue or transfer of the ordinary shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of ordinary shares domiciled in Jersey, or situated in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there otherwise estate duties.

U.K. Tax Considerations

Delphi Automotive PLC intends to conduct its affairs, including by holding a significant number of its board meetings in the United Kingdom, such that it will be treated as managed and controlled in the United Kingdom and therefore be treated as resident in the United Kingdom for U.K tax purposes.

The following statements are a general guide to certain aspects of current U.K. tax law and the current published practice of HM Revenue and Customs (“HMRC”), both of which are subject to change, possibly with retrospective effect.

Dividends

Delphi Automotive PLC will not be required to deduct or withhold U.K. tax at source from dividend payments it makes.

Capital Gains

Holders of ordinary shares who are not resident or ordinarily resident in the U.K. will not generally be subject to U.K. taxation of capital gains on the disposal or deemed disposal of ordinary shares unless they are carrying on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate holder, carrying on a trade in the U.K. through a permanent establishment) in connection with which the ordinary shares are used, held or acquired.

Stamp duty and stamp duty reserve tax

No stamp duty reserve tax will be payable on the issue of the ordinary shares or on any transfer of the ordinary shares, provided that the ordinary shares are not registered in a register kept in the U.K. It is not intended that such a register will be kept in the U.K.

No stamp duty will be payable on the issue of the ordinary shares. No stamp duty will be payable on a transfer of the ordinary shares provided that (i) any instrument of transfer is not executed inside the U.K., and (ii) such instrument of transfer does not relate to any property situated, or any matter or thing done or to be done, in the U.K.

Tax position of U.K. resident holders of ordinary shares

The following statements are intended to apply to holders of ordinary shares who are only resident or (in the case of capital gains tax) ordinarily resident for tax purposes in the U.K., who hold the ordinary shares as investments and who are the beneficial owners of the ordinary shares. The statements may not apply to certain classes of holders of ordinary shares, such as dealers in securities and persons acquiring ordinary shares in connection with their employment. Prospective investors in ordinary shares who are in any doubt as to their tax position regarding the acquisition, ownership and disposition of the ordinary shares should consult their own tax advisers.

Dividends

Individuals

An individual holder who receives a dividend from Delphi Automotive PLC will be entitled to a tax credit which may be set off against his total income tax liability on the dividend. Such an individual holder’s liability to income tax is calculated on the aggregate of the dividend (the “declared dividend”) and the tax credit (such aggregate being the “gross dividend”) which will be regarded as the top slice of the individual’s income. The tax credit will be equal to 10% of the gross dividend (i.e. the tax credit will be one-ninth of the amount of the dividend).

An individual holder who is not liable to income tax in respect of the dividend will not be entitled to reclaim any part of the tax credit. An individual holder who is liable to income tax at the basic rate will be subject to income tax on the dividend at the rate of 10% of the gross dividend so that the tax credit will satisfy in full such holder’s liability to income tax on the dividend.

An individual holder liable to income tax at the higher rate will be subject to income tax on the gross dividend at 32.5% of the gross dividend, but will be able to set the tax credit off against part of this liability. The effect of the set off of the U.K. tax credit is that such a holder will have to account for additional tax equal to one-quarter of the declared dividend.

An individual holder liable to income tax at the additional rate will be subject to income tax on the gross dividend at 42.5% of the gross dividend, but will be able to set the tax credit off against part of this liability. The effect of that set off of the U.K. tax credit is that such a holder will have to account for additional tax equal to approximately 36.1% of the declared dividend.

Corporate shareholders within the charge to U.K. Corporation Tax

Holders of ordinary shares within the charge to U.K. corporation tax which are “small companies” for the purposes of Chapter 2 of Part 9A of the Corporation Tax Act 2009 (“CTA 2009”) (for the purposes of U.K. taxation of dividends) will not be subject to U.K. corporation tax on any dividend received from Delphi Automotive PLC provided certain conditions are met (including an anti-avoidance condition).

Other holders within the charge to U.K. corporation tax will not normally be subject to tax on dividends (including dividends from Delphi Automotive PLC).

If the conditions for exemption are not met or cease to be satisfied, or such a holder elects for an otherwise exempt dividend to be taxable, the holder will be subject to U.K. corporation tax on dividends received from Delphi Automotive PLC, at the rate of corporation tax applicable to that holder.

A corporate holder resident in the U.K. who is not liable to tax on dividends from Delphi Automotive PLC will not be entitled to reclaim any part of the tax credit.

Capital gains

Individuals

For individual holders, the principal factors that will determine the U.K. capital gains tax position on a disposal or deemed disposal of ordinary shares are the extent to which the holder realizes any other capital gains in the U.K. tax year in which the disposal is made, the extent to which the holder has incurred capital losses in that or earlier U.K. tax years, and the level of the annual allowance of tax-free gains in that U.K. tax year (the “annual exemption”). The annual exemption for the 2011/2012 U.K. tax year is £10,600.

If, after all allowable deductions, an individual holder’s taxable income for the year exceeds the basic rate U.K. income tax limit, a taxable chargeable gain accruing on a disposal or deemed disposal of the ordinary shares would be taxed at 28%. Otherwise, such a gain may be taxed at 18% or 28% or a combination of both rates.

A holder who is an individual and who has ceased to be resident or ordinarily resident in the U.K. for tax purposes for a period of less than five complete tax years and who disposes of ordinary shares during that period may also be liable on his return to the U.K. to tax on any capital gain realized, subject to any available exemptions or reliefs.

Companies

A disposal or deemed disposal of ordinary shares by a holder within the charge to U.K. corporation tax may give rise to a chargeable gain or allowable loss for the purposes of U.K. corporation tax, depending on the circumstances and subject to any available exemptions or reliefs. Corporation tax is charged on chargeable gains at the rate applicable to that company.

Holders within the charge to U.K. corporation tax will, for the purposes of computing chargeable gains, be allowed to claim an indexation allowance which applies to reduce capital gains (but not to create or increase an allowable loss) to the extent that such gains arise due to inflation.

U.S. Federal Income Tax Considerations

The following section is the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ordinary shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire the ordinary shares.

As discussed under “Risk Factors—Risks Related to Legal, Regulatory, Tax and Accounting Matters” in our Annual Report on Form 10-K for the year ended December 31, 2011, the IRS has indicated its intention to issue regulations, which if issued with a retroactive effective date and with no exceptions for transactions that were subject to binding commitments on that date, could create a significant risk that Delphi Automotive PLC could be treated as a domestic corporation for U.S. federal income tax purposes. Although Delphi Automotive PLC believes, after consultation with counsel, that it should not be treated as a domestic corporation for U.S. federal income tax purposes, no assurance can be given that the IRS will not contend that Delphi Automotive PLC should be treated as a domestic corporation for U.S. federal income tax purposes. If Delphi Automotive PLC were treated as a domestic corporation for U.S. federal income tax purposes, the U.S. tax consequences to holders of ordinary shares would be significantly different. In particular, future cash distributions made by us to holders who are not “U.S. Holders” could be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. Holders should consult their tax advisers about the U.S. tax consequences of holding ordinary shares if Delphi Automotive PLC were treated as a domestic corporation. The remainder of the discussion below assumes that Delphi Automotive PLC is not treated as a domestic corporation.

This discussion applies only to a U.S. Holder that holds ordinary shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own ten percent or more of our voting shares; or

•	persons holding ordinary shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United Kingdom and the United States (the “Treaty”) all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares, who is eligible for the benefits of the Treaty and is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ordinary shares in their particular circumstances.

This discussion assumes that Delphi Automotive PLC is not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

Distributions paid on ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because Delphi Automotive PLC will not generally be required, and does not expect to continue, to maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013 may be taxable at favorable rates, up to a maximum rate of 15%. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of a dividend will include any amounts withheld by Delphi Automotive PLC in respect of any U.K. taxes. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

In the event of a change in U.K. law that requires withholding of U.K. taxes on future distributions made by Delphi Automotive PLC, subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, any U.K. taxes withheld from distributions at a rate not exceeding the rate provided by the Treaty will be creditable against the U.S. Holder’s U.S. federal income tax liability. U.K. taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any U.K. taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or Other Disposition of Ordinary Shares

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

Delphi Automotive PLC believes that it is not currently a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes and does not expect to become one in the foreseeable future. In general, a foreign corporation is a PFIC for any taxable year if: (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that Delphi Automotive PLC will not be a PFIC for any taxable year.

If Delphi Automotive PLC were a PFIC for any taxable year during which a U.S. Holder held ordinary shares, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the ordinary shares would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Delphi Automotive PLC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain Reporting Obligations

Certain U.S. Holders who are individuals are required to report information relating to shares of a non-U.S. person, subject to certain exceptions (including an exception for shares held in custodial accounts maintained by a U.S. financial institution). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this requirement on their ownership and disposition of shares.

PLAN OF DISTRIBUTION

We are registering ordinary shares covered by this prospectus to permit the selling shareholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the ordinary shares offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the ordinary shares will be the purchase price of the ordinary shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the ordinary shares covered by this prospectus. Each selling shareholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of ordinary shares to be made directly or through agents. If any pledgee, donee, transferee or other successor to the selling shareholders named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling shareholders.

The ordinary shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the ordinary shares. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any selling shareholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder purchased in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. As a result, any profits on the sale of the ordinary shares by such selling shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling shareholders who are broker-dealers or affiliates of broker-dealers acquired ordinary shares in the exchange immediately prior to our initial public offering outside of the ordinary course of business or, at the time of the acquisition of the shares, had any agreements or understandings, directly or indirectly, with any person to distribute the shares.

The ordinary shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the ordinary shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the ordinary shares in the course of hedging their positions;

•	sell the ordinary shares short and deliver the ordinary shares to close out short positions;

•	loan or pledge the ordinary shares to broker-dealers or other financial institutions that in turn may sell the ordinary shares;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the ordinary shares, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of ordinary shares by a broker-dealer, financial institution or selling shareholder would involve the sale of such ordinary shares that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of ordinary shares, a broker-dealer, financial institution or selling shareholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the ordinary shares to close out such short positions, the broker-dealer, financial institution or selling shareholders may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling shareholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling shareholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the ordinary shares by the selling shareholders.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the selling shareholders for the sale of any ordinary shares being offered by this prospectus.

The ordinary shares are listed on the NYSE under the symbol “DLPH.”

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares under this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the ordinary shares by other means not described in this prospectus. In addition, any ordinary shares covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The ordinary shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the ordinary shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the particular ordinary shares being distributed. This may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

In the registration rights agreement, we have agreed to indemnify or provide contribution to the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the ordinary shares to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of ordinary shares.

VALIDITY OF ORDINARY SHARES

The validity of the issuance of the ordinary shares offered hereby will be passed upon for us by Carey Olsen, Jersey, Channel Islands. Certain other matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Delphi Automotive PLC and the Predecessor appearing in Delphi Automotive PLC’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC registration statements on Form S-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus does not contain all of the information set forth in the registration statements and the exhibits and schedules thereto. For further information with respect to the Company and its ordinary shares, reference is made to the registration statements and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the relevant registration statement, each statement being qualified in all respects by such reference. A copy of the registration statements, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.delphi.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; and

•

our Definitive Proxy Statement on Schedule 14A filed on April 27, 2012 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2011).

Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to the Corporate Secretary, Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan, 48098 (telephone: (248) 813-2000). Our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and our Proxy Statement may also be found on the Investor Relations portion of our website at delphi.com/about/investor-relations. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

243,472,444 SHARES

DELPHI AUTOMOTIVE PLC

Ordinary Shares

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$743,411
FINRA filing fee	—
Listing fees	—
Transfer agent’s fees	—
Printing and engraving expenses	50,000
Legal fees and expenses	210,000
Accounting fees and expenses	25,000
Blue Sky fees and expenses	—

Total	$1,028,411

Each of the amounts set forth above, other than the Registration fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

Under the Registrant’s Articles of Association, the Registrant is required to indemnify every present and former officer of the Registrant out of the assets of the Registrant against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

Item 15. Recent Sales of Unregistered Securities.

The Registrant, a Jersey public limited company, was formed on May 19, 2011. Since its formation, the Registrant has sold the following securities without registration under the Securities Act of 1933:

On May 19, 2011, the Registrant issued 2 ordinary shares for aggregate consideration of $0.02 pursuant to Section 4(2) under the Securities Act of 1933.

On November 22, 2011, the Registrant issued 328,244,510 ordinary shares in exchange for all outstanding membership interests of Delphi Automotive LLP pursuant to Section 4(2) under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
2.1	Master Disposition Agreement among Delphi Corporation, GM Components Holdings, LLC, General Motors Company, Motors Liquidation Company (fka General Motors Corporation), DIP Holdco 3, LLC, and the other sellers and other buyers party thereto, dated July 26, 2009(1)
3.1	Memorandum and Articles of Association(4)
4.1	Form of Ordinary Share Certificate(3)
4.2	Senior Notes Indenture, dated as of May 17, 2011, among Delphi Corporation, the guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (including forms of notes)(1)
4.3	Fourth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP dated as of July 12, 2011(2)
5.1	Opinion of Carey Olsen*
8.1	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters(3)
10.1	Redemption Agreement between Delphi Automotive LLP and General Motors Holding LLC, dated as of March 31, 2011(1)
10.2	Rights Modification Agreement dated as of March 31, 2011, by and among Delphi Automotive LLP and each of the holders of Class B membership interests party thereto(1)
10.3	Amended and Restated Credit Agreement among Delphi Automotive LLP, as Parent, Delphi Holdings S.A.R.L., as Intermediate Holdco, Delphi Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Barclays Bank plc and Deutsche Bank Trust Company Americas, as Co-Documentation Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger, dated as of May 17, 2011(1)
10.4	Form of Registration Rights Agreement(2)
10.5	First Amended and Restated Delphi Automotive LLP Board of Managers 2010 Class E-1 Interest Incentive Plan(3)
10.6	Form of Restricted Interest Grant Notice and Agreement(3)
10.7	First Amended and Restated Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.8	Form of Non-Officer Executive Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.9	Form of Officer Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.10	Form of Confidentiality and Noninterference Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.11	Form of Delphi Automotive LLP Letter re: Special Bonus for Initial Public Offering or Sale of the Company(3)
10.12	Delphi LLC Annual Incentive Plan(1)
10.13	Delphi Corporation Supplemental Executive Retirement Program(1)
10.14	Delphi Corporation Salaried Retirement Equalization Savings Program(1)
10.15	Delphi Automotive PLC Long Term Incentive Plan(3)
10.16	Form of Non-Employee Director RSU Award Agreement pursuant to the Delphi Automotive PLC Long Term Incentive Plan(5)
10.17	Offer letter for Rodney O’Neal, dated October 2, 2009(1)
10.18	Offer letter for Ronald M. Pirtle, dated October 2, 2009(1)
10.19	Offer letter for James A. Spencer, dated October 2, 2009(1)
10.20	Offer letter for Jeffrey J. Owens, dated October 2, 2009(5)
10.21	Offer letter for Kevin M. Butler, dated October 2, 2009(5)
10.22	Offer letter for Kevin P. Clark, dated June 10, 2010(1)
10.23	Agreement and Release of Claims between Delphi Automotive PLC and Ronald M. Pirtle, dated December 1, 2011(5)

Exhibit Number	Description
10.24	Form of Officer RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)
10.25	CEO RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)
10.26	Form of Officer RSU Award Agreement (including Continuity Incentive RSU Award) pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)
21.1	Subsidiaries of the Registrant(6)
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Carey Olsen (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)

*	Filed herewith.

(1)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on June 30, 2011.

(2)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on August 1, 2011.

(3)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on October 31, 2011.

(4)	Filed with the Registration Statement on Form 8-A (File No. 001-35346) of Delphi Automotive PLC on November 10, 2011.

(5)	Filed with the Registration Statement on Form S-1 (File No. 333-179282) of Delphi Automotive PLC on February 1, 2012.

(6)	Filed with the Annual Report on Form 10-K (File No. 001-35346) of Delphi Automotive PLC on February 17, 2012.

Item 17. Undertakings

The undersigned hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(2)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 1st day of May, 2012.

DELPHI AUTOMOTIVE PLC

By:	/s/ David M. Sherbin
Name: David M. Sherbin
Title: Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Clark and David M. Sherbin, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rodney O’Neal	Principal Executive Officer and Director	May 1, 2012
Rodney O’Neal

/s/ Kevin P. Clark	Principal Financial Officer	May 1, 2012
Kevin P. Clark

/s/ Allan J. Brazier	Principal Accounting Officer	May 1, 2012
Allan J. Brazier

/s/ John A. Krol	Chairman	May 1, 2012
John A. Krol

/s/ Gary L. Cowger	Director	May 1, 2012
Gary L. Cowger

/s/ Nicholas M. Donofrio	Director	May 1, 2012
Nicholas M. Donofrio

/s/ Mark P. Frissora	Director	May 1, 2012
Mark P. Frissora

Signature	Title	Date

/s/ Rajiv L. Gupta	Director	May 1, 2012
Rajiv L. Gupta

/s/ J. Randall MacDonald	Director	May 1, 2012
J. Randall MacDonald

/s/ Sean O. Mahoney	Director	May 1, 2012
Sean O. Mahoney

/s/ Michael McNamara	Director	May 1, 2012
Michael McNamara

/s/ Thomas W. Sidlik	Director	May 1, 2012
Thomas W. Sidlik

/s/ Bernd Wiedemann	Director	May 1, 2012
Bernd Wiedemann

/s/ Lawrence A. Zimmerman	Director	May 1, 2012
Lawrence A. Zimmerman

EXHIBIT INDEX

Exhibit Number	Description
2.1	Master Disposition Agreement among Delphi Corporation, GM Components Holdings, LLC, General Motors Company, Motors Liquidation Company (fka General Motors Corporation), DIP Holdco 3, LLC, and the other sellers and other buyers party thereto, dated July 26, 2009(1)
3.1	Memorandum and Articles of Association(4)
4.1	Form of Ordinary Share Certificate(3)
4.2	Senior Notes Indenture, dated as of May 17, 2011, among Delphi Corporation, the guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (including forms of notes)(1)
4.3	Fourth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP dated as of July 12, 2011(2)
5.1	Opinion of Carey Olsen*
8.1	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters(3)
10.1	Redemption Agreement between Delphi Automotive LLP and General Motors Holding LLC, dated as of March 31, 2011(1)
10.2	Rights Modification Agreement dated as of March 31, 2011, by and among Delphi Automotive LLP and each of the holders of Class B membership interests party thereto(1)
10.3	Amended and Restated Credit Agreement among Delphi Automotive LLP, as Parent, Delphi Holdings S.A.R.L., as Intermediate Holdco, Delphi Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Barclays Bank plc and Deutsche Bank Trust Company Americas, as Co-Documentation Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger, dated as of May 17, 2011(1)
10.4	Form of Registration Rights Agreement(2)
10.5	First Amended and Restated Delphi Automotive LLP Board of Managers 2010 Class E-1 Interest Incentive Plan(3)
10.6	Form of Restricted Interest Grant Notice and Agreement(3)
10.7	First Amended and Restated Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.8	Form of Non-Officer Executive Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.9	Form of Officer Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.10	Form of Confidentiality and Noninterference Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(3)
10.11	Form of Delphi Automotive LLP Letter re: Special Bonus for Initial Public Offering or Sale of the Company(3)
10.12	Delphi LLC Annual Incentive Plan(1)
10.13	Delphi Corporation Supplemental Executive Retirement Program(1)
10.14	Delphi Corporation Salaried Retirement Equalization Savings Program(1)
10.15	Delphi Automotive PLC Long Term Incentive Plan(3)
10.16	Form of Non-Employee Director RSU Award Agreement pursuant to the Delphi Automotive PLC Long Term Incentive Plan(5)
10.17	Offer letter for Rodney O’Neal, dated October 2, 2009(1)
10.18	Offer letter for Ronald M. Pirtle, dated October 2, 2009(1)
10.19	Offer letter for James A. Spencer, dated October 2, 2009(1)
10.20	Offer letter for Jeffrey J. Owens, dated October 2, 2009(5)
10.21	Offer letter for Kevin M. Butler, dated October 2, 2009(5)
10.22	Offer letter for Kevin P. Clark, dated June 10, 2010(1)

Exhibit Number	Description
10.23	Agreement and Release of Claims between Delphi Automotive PLC and Ronald M. Pirtle, dated December 1, 2011(5)
10.24	Form of Officer RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)
10.25	CEO RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)
10.26	Form of Officer RSU Award Agreement (including Continuity Incentive RSU Award) pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)
21.1	Subsidiaries of the Registrant(6)
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Carey Olsen (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)

*	Filed herewith.

(1)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on June 30, 2011.

(2)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on August 1, 2011.

(3)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on October 31, 2011.

(4)	Filed with the Registration Statement on Form 8-A (File No. 001-35346) of Delphi Automotive PLC on November 10, 2011.

(5)	Filed with the Registration Statement on Form S-1 (File No. 333-179282) of Delphi Automotive PLC on February 1, 2012.

(6)	Filed with the Annual Report on Form 10-K (File No. 001-35346) of Delphi Automotive PLC on February 17, 2012.